PDC 1996-1997 Drilling Program
                 Prospectus Supplement dated December 30, 1996
                                      to
                        Prospectus dated June 14, 1996


      The prospectus is hereby revised to provide that the minimum capital to be raised for PDC 1996-D Limited Partnership is $2 million and that the maximum capital to be raised in the for PDC 1996-D Limited Partnership is $20 million. Any reference in the prospectus, including the form of limited partnership agreement in Appendix A, to the former minimum of $1.5 million and former maximum of $15 million relative to PDC 1996-D Limited Partnership is hereby deemed to be revised in accordance with the newly-established minimum and maximum capital requirements.